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                                                                 EXHIBIT 10.20.2

                   CONSULTING AGREEMENT AND GENERAL RELEASE
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     This Consulting Agreement and General Release ("Agreement" or "Consulting
Agreement"), is made by and between Richard Schwartz ("you"), a resident of the state of Minnesota, and Alliant Techsystems Inc. ("Alliant"), a Delaware corporation with its principal place of business in Hopkins, Minnesota. The effective date of this Agreement is September 1, 1998. You and Alliant have agreed that your employment has concluded as provided in this Agreement and, in connection with such termination of employment, Alliant has agreed to provide you with certain payments and benefits to which you would not be entitled absent your execution of this Agreement. Further, you and Alliant desire to settle any and all disputes related directly or indirectly to your employment by Alliant and/or your termination from employment, in accordance with the terms and conditions set forth in this Agreement. Finally, you and Alliant have agreed to a consulting arrangement whereby you will assist Alliant when reasonably called upon by Alliant's Chief Executive Officer, as described in Paragraph 5 below. Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Alliant agree as follows:

1.   Termination of Employment.  Effective September 1, 1998, you elected to
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retire and your employment with Alliant terminated.   Except as otherwise
provided in this Agreement or as set forth in the applicable employee benefit plan document, all privileges of such employment ended as of the close of business on that date.

2.   Resignation as Officer/Director.  Effective as of the close of business
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September 1, 1998, you voluntarily resigned as Chief Executive Officer of
Alliant. You have also resigned as a Director and Chairman of the Board of the Alliant Board of Directors effective January 1, 1999.

3.   Payment and Benefits.  (a)  In connection with your retirement, Alliant
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will provide you the following payments and benefits;

          (i)  Supplemental Employee Retirement Plan.  Pursuant to the terms of
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the Employment Agreement between you and Alliant dated October 27, 1994, Alliant paid you a supplemental employee retirement plan benefit of Three Hundred Thirteen Thousand Eight Hundred Ten dollars and forty three cents ($313,810.43 i.e. $300,000.00 plus interest at a rate of 5.65% per annum from January 9, 1998
to October 27, 1998).   This amount is not considered "Earnings" or "Recognized
Compensation" for purposes of Alliant's qualified and non-qualified employee benefit plans.

          (ii) MIP.  You will be eligible to receive a pro rata portion (5/12)
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of your Management Incentive Plan (MIP) payment for Fiscal Year 1999.  Such payment will be based on the general performance criteria already established prior to the beginning of such Fiscal Year and corporate results as determined by the Personnel and Compensation Committee of Alliant's Board of Directors.
Any determinations made by the Personnel and Compensation Committee regarding achievement of performance criteria, whether by the Company as a whole or by you, payout percentages, adjustments for extraordinary or other events or other reasons shall in all cases be in its sole discretion, except where modified by the Board of Directors, shall be final and binding upon you and you hereby waive any claim or opportunity to dispute such determination. This amount will be no less than an amount based on the overall performance of Alliant as used to calculate the MIP Incentive Fund for other corporate participants applied to
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your prorated on-plan amount, and paid in a single lump sum payment in cash at the same time as all other MIP participants receive payment. This amount will be considered "Earnings" or "Recognized Compensation" for purposes of Alliant's qualified or non-qualified employee benefit plans. You will not be a participant in the Alliant Management Incentive Plan for the fiscal year beginning April 1, 1999 or thereafter.

          (iii) Stock Options.  The Two Hundred Fifteen Thousand (215,000) stock
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options exercisable as of September 1, 1998 will remain exercisable for a period of three (3) years from your retirement date, on terms existing at time of issue, as set forth in Paragraph 1.

          (iv)  Executive Life Insurance. You are the owner of a One Million
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Five Hundred Thousand and No/100 dollar ($1,500,000.00) last-to-die universal life insurance contract through the Travelers, including the cash surrender value thereon. Alliant has reimbursed you for the premiums on such policy for the past 4 years. Alliant will discontinue reimbursement of the premiums for the last two years of the contract, as of your retirement date as set forth in Paragraph 1.

          (v)   Executive Perquisites Account and Financial Counseling. Your
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participation in the Executive Perquisites Account plan terminated effective as of the close of business on September 1, 1998. There is no remaining balance for financial counseling services.

          (vi)  Accrued but Unused Vacation. You have been paid your accrued and
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unused vacation balance in the amount of $73,404.47.

          (vii) Employee Benefit Plans.  Your rights to benefits under all other
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Alliant employee benefit plans will be governed by the terms of such plans.
Medical and life insurance coverage for you and your spouse continued at active rates through December 31, 1998. Thereafter, you were offered COBRA continuation of these benefits on the same basis as all other terminated participants. The current premium for employee plus one medical coverage is $222.00 per month and for dental coverage is $51.00 per month.

          You are not vested in the Alliant Techsystems Inc. Retirement Plan, therefore any amounts you have accrued to date in these plans were forfeited as of your retirement date as set forth in Paragraph 1. Further, because you did not complete at least 5 full years of credited service as of your retirement date you will not be offered retiree medical coverage for you or your family. You were, however, automatically 100% vested in the Alliant Techsystems Inc. 401(k) Plan as of your first day of participation, therefore you have the right to take a distribution of your account in that plan at your convenience. You acknowledge that you have been provided Summary Plan Descriptions (SPD) for each of these plans and have been advised of your right to a copy of each of the underlying plan documents.

     (b) Except as provided above, you acknowledge that you have received all other compensation and benefits due and owing to you from Alliant and that you have no further claim to any compensation or employee benefits from Alliant

4.   Your Death.  Alliant agrees that the compensation and benefits described in
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Paragraphs 3(a)(i), (ii), (iii), (v), and (vii) above will be paid or provided to, or exercised by, your estate in the event of your death.

5.   Consulting Agreement.  For a term of four (4) years beginning September 1,
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1998, and ending August 31, 2002, Alliant has agreed to hire you as an independent contractor. As an independent contractor, you will report to Alliant's Chief Executive Officer. It is anticipated that
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you will be available to Alliant approximately 50 hours per calendar quarter through August 31, 2000, for consultation, and approximately 20 hours per calendar quarter from September 1, 2000, through August 31, 2002. In consideration for such consulting services and for your waiver of all employment-related claims as set forth in Paragraph 12 below, Alliant will pay to you Two Hundred Fifty Thousand and No/100 dollars ($250,000.00) per year. The first year's consulting fee was paid to you in advance and in a lump sum. Future amounts shall be payable in advance quarterly installments on the first day of each quarter in the amount of Sixty Two Thousand Five Hundred and No/100 dollars ($62,500.00), beginning on the first Day of September 1999.

       As an independent contractor you are not eligible to participate in any Alliant employee benefit plans. No amounts received from Alliant during the term of this Consulting Agreement shall be considered "Earnings" or "Recognized Compensation" for purposes of Alliant's qualified and non-qualified employee benefit plans. With the exception of reasonable expenses, during the term of this Consulting Agreement you agree to waive receipt of all non-employee Chairman of the Board and Director fees, stock awards and all other compensation otherwise available to nonemployee directors of Alliant.

     In the event of your death prior to the expiration of the term of this Consulting Agreement, Alliant shall pay to your spouse, if she survives you, or to your estate if your spouse does not survive you, the remaining portion of any payments due under this Agreement.

6.   Attorneys' Fees and Expenses.  You agree that you are responsible for
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payment of all of your own attorneys' fees and expenses incurred in conjunction with the review of this Agreement and resolution of any and all purported claims against Alliant.

7.   Non-Solicitation.  In consideration for the payment you will receive under
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this Agreement, you agree that you will not, for a period of four (4) years, from September 1, 1998 induce or attempt to induce any employee of Alliant to leave his or her employment with Alliant or to become employed by any business enterprises with which you may then be employed, associated or connected.

8.   Confidential Information.  You acknowledge that in the course of your
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employment with Alliant or any of its predecessor companies, you have had access to confidential information and trade secrets relating to business affairs of Alliant and/or its predecessor or related companies and entities. You agree that you are obligated to not, at any time, disclose or otherwise make available to any person, company or other party confidential information or trade secrets. This Agreement shall not limit any obligations you have under any employee confidentiality agreement or applicable federal or state law.

9.   Restrictions Against Competition -  Without prior written consent of the
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Board of Directors of Alliant and in consideration for the amounts paid to you during the term of this Consulting Agreement, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business being conducted by Alliant during the term of this Consulting Agreement and/or which may be in competition with Alliant during the term of this Consulting Agreement. This Paragraph 9 does not apply to immaterial ownership interests such as ownership in a mutual fund that has within its portfolio stock of a competitor of Alliant.

10.  Non-disparagement. You agree not to make any disparaging or negative
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     statements about Alliant, its products or services or its current or former directors, officers, managers, or employees. Alliant's directors and officers will not make any disparaging
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     or negative statements about you. This Paragraph 10 does not apply to any statements you make against current or former directors, officers, managers, or employees that are made in conjunction with or directly related to the litigation referenced in the last paragraph of Paragraph 11 of this Agreement. Further this Paragraph 10 does not preclude and current or former directors, officers, managers, or employees from making statements against you that are in conjunction with or directly related to the above referenced litigation.

     Statements made in the course of any litigation or legal proceeding, whether disparaging or negative, are excluded from coverage of this Paragraph

11.  Release.  As an inducement to Alliant to enter into this Agreement, you
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fully release and discharge Alliant, its directors, officers, managers, employees, agents, insurers, representatives, counsel, shareholders, predecessors, successors, and other affiliates from all liability for damages or claims of any kind arising out of any action, inaction, decision, or event occurring through the date of your execution of this Agreement. You understand that you are giving up any and all manner of actions or causes of actions, suits, debts, claims, complaints, or demands of any kind whatsoever, whether direct or indirect, fixed or contingent, known or unknown, in law or in equity, that you have or may have for claims arising under or based on the Minnesota Human Rights Act, Minn. Stat. section 363.01, et. seq.; Title VII of the Civil Rights Act, 42 U.S.C. section 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. section 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. section 12101, et seq.; the Older Worker's Benefit Protection Act, 1990 Amendment to the Age Discrimination in Employment Act; the Fair Labor Standards Act, 29 U.S.C. section 201 et seq.; or any other federal, state or local law, including any attorneys' fees that could be awarded in connection with these or any other claims. You further understand that this release extends to, but is not limited to, all claims that you have or may have in contract or tort theories, for wrongful discharge, wrongful discharge in violation of public policy, breach of contract, interference with contractual relations, promissory estoppel, breach of an express or implied promise, breach of the implied covenant of good faith and fair dealing, breach of employee handbooks, manuals or other policies, assault, battery, intentional or negligent misrepresentation, fraud, retaliation, intentional or negligent infliction of emotional distress, defamation, breach of fiduciary duty, negligent hiring, retention or supervision and/or any other claim otherwise based on any theory, whether developed or undeveloped, arising from or related to your employment or the termination of your employment with Alliant, or any other fact or matter occurring prior to your execution of this Agreement.

     You further agree that you will not institute any claim for damages, by charge or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceeding against Alliant, its officers, executives, agents, assigns, insurers, representatives, counsel, administrators, successors, predecessors, shareholders, employees and /or directors. You also waive the right to money damages or other legal or equitable relief awarded by any governmental agency related to any such claim.

     You further agree that you (or anyone on your behalf) will not file a charge with the Equal Employment Opportunity Commission or similar state agency, and that you waive your right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission or similar state agency-filed court action, and your release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

     Excluded from this Paragraph 11 is any action(s), claim(s), cross-claim(s), complaint(s) or subsequent litigation(s) or any involvement related, in any way, to the case of Amtower et.
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al. versus Hercules Incorporated C.A. No. 97C-09-018 (WTQ) presently filed in the Superior Court of the State of Delaware.

     Excluded from this Paragraph 11 are any rights you have under the Employee Retirement Income Security Act, 29 U.S.C. 1001 et. seq., and any rights you have under any applicable Workers Compensation Law.

12.  Consideration Period.  You have been informed that the terms of this
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Agreement shall be open for consideration by you for a period of at least forty-
five (45) calendar days after the date you receive this Consulting Agreement and General Release, during which time you may consider whether or not to accept this Agreement and seek counsel to advise you regarding the same. You agree that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. You further understand that you are not required to take the entire forty-five (45) day period to decide whether you wish to execute the Agreement and that you may do so on an accelerated basis without prejudice to your own or Alliant's rights under this Agreement.

13.  Right to Rescind and/or Revoke.  You understand that you have the right to
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revoke or rescind this Agreement for any reason by informing Alliant of your intent to revoke or rescind this Agreement within Thirty (30) calendar days after you sign it. You understand that this Agreement will not become enforceable unless and until you execute the Agreement and the applicable revocation/rescission period has expired. Any such revocation or rescission must be in writing and hand-delivered to Bob Gustafson or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

                            Mr. Robert E. Gustafson
                        Vice President, Human Resources
                           Alliant Techsystems Inc.
                                   MN11-2042
                             600 Second Street NE
                            Hopkins,  MN 55343-8384

     In the event that you opt to rescind or revoke the Agreement, neither you nor Alliant will have any rights or obligations whatsoever under this Agreement. Any rescission or revocation, however, does not affect your termination of employment from Alliant effective as of the date set forth in Paragraph1.

14.  Enforcement Date.  This Agreement does not become enforceable until Thirty
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One (31) calendar days after you sign it and return it to Bob Gustafson and then only if it has not been rescinded or revoked by you under the procedures of Paragraph 13.

15.  No Admission.  This Agreement is not an admission by Alliant that any of
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its actions or inactions is unjustified, unwarranted, discriminatory, wrongful or in violation of any Federal, state or local law and this Agreement shall not be interpreted as such. Alliant disclaims any liability to you or any other person on the part of itself, its directors, its officers, its employees, its representatives, and its agents. You agree and acknowledge that this Agreement shall not be interpreted to render either party to be a prevailing party for any purpose including, but not limited to, an award of attorney's fees under any statute or otherwise.

16.  (A)  Effect of Breach.  In the event that you breach any material provision
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of this Agreement, Alliant will have no further obligations under Paragraph 5 of this Agreement and
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you agree that Alliant is entitled to repayment of all monies paid to you under such Sections together with reasonable attorneys' fees and costs incurred to collect the money and to seek injunctive relief.

     Further, in the event that Alliant breaches any material provision of this Agreement, you will have no further obligations under this Agreement. Alliant agrees that if it breaches any provision of this Agreement you will be entitled to the remainder of payments due under the Consulting Agreement (ending August 31, 2002) together with reasonable attorneys fees and costs incurred to establish the breach and collect unpaid fees under the Consulting Agreement.

     (B) Each party agrees to give the other party ten (10) days written notice of any alleged breach in order to permit the party accused of the breach time to correct or reverse the breach if correction or reversal is possible. The ten
(10) day period will commence on the receipt of the written notice by the addressee. The correction or reversal must be completed within the ten (10) day period. If correction or reversal does not occur, as set forth above, the party asserting the breach may proceed as set forth in (A) above.

17.  No Assignment.  This Agreement is personal to you and may not be assigned
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by you .

18.  Enforceable Contract.  The laws of the State of Minnesota shall govern this
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Agreement.  If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

19.  Entire Agreement.  You agree that this Agreement contains the entire
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agreement between you and Alliant with respect to the subject matter hereof and there are no promises, undertakings or understandings outside of this Agreement, except with respect to your continued requirement not to reveal confidential, secret or top secret information, patent, trademark or similar matters and as specifically set forth herein. This Agreement supersedes all prior or contemporaneous discussions, negotiations and agreements, whether written or oral. Your right to payments or employee benefits from Alliant are specified exclusively and completely in this Agreement. Any modification or addition to this Agreement must be in writing, signed by an officer of Alliant and you.

20.  Change of Control.  This Agreement shall be binding upon both parties
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irrespective of a Change of Control of Alliant Techsystems Inc. as defined in the Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan.

21.  Severability and Survival - All agreements and covenants herein are
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severable and, if any term, phrase, agreement or covenant is held invalid by any competent court, this Agreement shall be interpreted as if such invalid term, phrase, agreement or covenant were not contained herein.

22.  ACKNOWLEDGEMENT.  You affirm that you have read this Agreement, have had
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adequate time to consider the terms of the Agreement and have been advised that you may consult with an attorney prior to signing this Agreement. The provisions of this Agreement are understandable to you and to the extent that you have not understood any section, paragraph, sentence, clause or term, you have taken steps to ensure that it was explained to you. You have entered into this Agreement freely and voluntarily.
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IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.


Dated: April 20, 1999                   /S/ Richard Schwartz
                                        --------------------
                                        Richard Schwartz

Dated: April 26, 1999                   Alliant Techsystems Inc.

                                        By: /S/ Daryl L. Zimmer
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                                        Its: Vice President and General Counsel